Exhibit 99.1

JEFFERSONVILLE BANCORP
PO Box 398
Jeffersonville, NY 12748
845-482-4000

Press Release

For More Information, call: 845-482-4000

Contact: Raymond Walter, President — CEO	For Release
February 11 ,2004

Company Press Release

Jeffersonville Bancorp Announces Fourth Quarter Earnings and Declares Quarterly Dividend

Jeffersonville Bancorp, Inc. (NASDAQ — JFBC) announced today fourth quarter net income after taxes of $1,365,000 ($0.31 basic earnings per share) up from $1,273,000 ($0.29 basic earnings per share) for the fourth quarter of 2002. Earnings for the full year, 2003 were $5,732,000 ($1.29 basic earnings per share) compared to $5,242,000 ($1.18 basic earning per share) in 2002, an increase of 9.3%.

A cash dividend in the amount of nine cents ($0.09) on the common stock of the company was declared at the February 10, 2004 meeting of the Board of Directors. The dividend is payable on March 1, 2004 to stockholders of record at the close of business on February 19, 2004.

Total assets as of December 31, 2003 were $352,543,000, an increase of $27,518,000, or 8.5% from December 31, 2002. Deposits were $280,227,000, an increase of $27,435,000 at December 31, 2003 compared to December 31, 2002.

Jeffersonville Bancorp is a one-bank holding company, which owns all the capital stock of The First National Bank of Jeffersonville. “Jeff Bank” maintains ten full service branches in Sullivan County New York located in Jeffersonville, Liberty, Monticello, Eldred, Loch Sheldrake, Livingston Manor, Narrowsburg, Callicoon, Wal*Mart/Monticello and Wurtsboro.